Exhibit 15.1
ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 14, 2005
To the Board of Directors and Unitholders of Teekay LNG Partners L.P.
We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-124647) pertaining to Teekay LNG Partners L.P. 2005 Long Term Incentive Plan of our report dated November 2, 2005 (except Note 16 which is as of November 23, 2005), relating to the unaudited consolidated interim financial statements of Teekay LNG Partners L.P. and its subsidiaries that is included in its interim report (Form 6-K) for the three and nine months ended September 30, 2005.
Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.
/s/ Ernst & Young LLP
Chartered Accountants
Vancouver, Canada